Exhibit 10.1

NUTRISYSTEM, INC.

2008 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

2011 PERFORMANCE PERIOD

Name

This PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT, dated as of September 22, 2010, (the “Date of Grant”), is delivered by Nutrisystem, Inc. (the “Company”) to Name (the “Grantee”).

RECITALS

A. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has approved a performance share award program (the “Program”) pursuant to which eligible grantees will be awarded a performance-based restricted stock unit grant on the Date of Grant that will be convertible into an equivalent number of shares of common stock of the Company, par value $0.001 per share, (the “Company Stock”), with the total number of performance-based restricted stock units that may be earned and converted into shares of Company Stock conditioned on the achievement of specified performance goals and certain vesting conditions.

B. The Committee has determined that the Grantee is eligible to participate in the Program and has determined to grant the Grantee a performance-based restricted stock unit grant under the Program, which grant will be issued under the Nutrisystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”). The Grantee may receive a copy of the Plan by contacting the Corporate Controller.

C. The Committee has determined that the terms and conditions of the grant awarded to the Grantee under the Program shall be set forth herein (the “Grant”).

NOW, THEREFORE, the parties to this Grant, intending to be legally bound hereby, agree as follows:

1. Grant of Performance-Based Restricted Stock Units. Subject to the terms and conditions set forth in this Grant and the Plan, the Company hereby grants to the Grantee # shares performance-based restricted stock units (the “Performance Units”). The Performance Units are contingently awarded and will be earned and distributable if and only to the extent that the performance goals and other conditions set forth in this Grant are met. Each Performance Unit shall be a phantom right and shall be equivalent to one share of Company Stock on the applicable distribution date, as described in Paragraph 4 below. The number of Performance Units set forth above is equal to the target number of Performance Units that the Grantee will earn for 100% achievement of the performance goals as described in Paragraph 3(a) below (the “Target Award”).

2. Performance Unit Account. The Company shall establish and maintain a Performance Unit account as a bookkeeping account on its records (the “Performance Unit Account”) for the Grantee and shall record in such Performance Unit Account the number of Performance Units earned by the Grantee. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this grant or the Performance Unit Account established for the Grantee.

3. Vesting.

(a) Except as provided below, the Performance Units shall vest on March 1, 2013 (the “Service Date”) if the Grantee continues to be employed by, or providing service to, the Employer (as defined in the Plan) from the Date of Grant through the Service Date; provided, however, that the total number of Performance Units that shall become vested on the Service Date shall be determined based on the level of satisfaction of the performance goals for the performance period beginning on January 1, 2011 and ending on December 31, 2011 (the “Performance Period”) to be established by the Committee in its sole discretion on a date (the “Establishment Date”) on or prior to March 31, 2011 (the “2011 Performance Goals”). At the Establishment Date, the 2011 Performance Goals shall be set forth on Exhibit A hereto and be a part of this Grant. The Committee shall certify the level of achievement of the 2011 Performance Goals, which certification shall occur as soon as administratively practicable after January 1, 2012, but not later than March 15, 2012 (the “Certification Date”). Any portion of the Performance Units that do not become earned because of the failure to fully satisfy the 2011 Performance Goals shall be forfeited as of the Certification Date and the Grantee shall not have any rights with respect to the vesting or the distribution of the portion of the Performance Units that have become forfeited.

(b) If at any time after the Establishment Date and prior to the Certification Date the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination of employment or service by the Employer for any reason other than on account of Cause (as defined below) or because of the Grantee’s death, the Grantee shall become vested in a pro-rata portion of the Performance Units as certified by the Committee on the Certification Date. The pro-rated portion shall be determined by multiplying (x) the lesser of (i) the number of Performance Units that the Grantee would have earned if the Grantee’s employment had not terminated, based on actual achievement of the 2011 Performance Goals as certified by the Committee on the Certification Date, or (ii) the number of Performance Units payable at the Target Award level, by (y) a fraction, (I) the numerator of which is the number of whole months the Grantee was employed by, or providing service to, the Employer, as measured from March 1, 2010 to the month in which the Grantee ceases to be employed by, or provide service to, the Employer on account of termination of employment or service by the Employer for any reason other than on account of Cause or because of the Grantee’s death, and (II) the denominator of which is thirty-six (36). Any portion of the Performance Units that do not become earned because of the failure to fully satisfy the 2011 Performance Goals (or that are in excess of the Target Award), along with the pro rata portion of the Performance Units that do not become vested as described above because of the termination of employment or service, shall be forfeited as of the Certification Date and the Grantee shall not have any rights with respect to the vesting or the distribution of the portion of the Performance Units that have become forfeited. For purposes of this Grant, the term “Cause” shall mean (i) the Grantee is convicted of a felony, other than a felony that involves a vehicular traffic offense, or (ii) in the reasonable determination of the Board, the Grantee has done any one of the following: (A) committed an act of fraud, embezzlement, or theft in connection with the Grantee’s duties in the course of the Grantee’s employment or service with the Employer, (B) caused intentional, wrongful damage to the property of the Employer, (C) materially breached (other than by reason of illness, injury or incapacity) the Grantee’s Employment Agreement, if any, with the Employer, or the Grantee’s Nondisclosure and Noncompete Agreement for Management Employees (the “Noncompete Agreement”), that the Grantee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (D) engaged in gross misconduct or gross negligence in the course of the Grantee’s employment or service with the Employer.

(c) If at any time after the Certification Date, but prior to the Service Date, the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination of employment or service by the Employer for any reason other than on account of Cause or because of the Grantee’s death, the Grantee shall become vested in a pro-rata portion of the Performance Units that were earned based on the level of achievement of the 2011 Performance Goals, as certified by the Committee on the Certification Date. The pro-rated portion shall be determined by multiplying (x) the number of Performance Units that the Grantee earned based on the level of achievement of the 2011 Performance Goals as certified by the Committee on the Certification Date, by (y) a fraction, (I) the numerator of which is the number of whole months the Grantee was employed by, or providing service to, the Employer, as measured from March 1, 2010 to the month in which the Grantee ceases to be employed by, or providing service to, the Employer on account of termination of employment or service by the Employer for any reason other than on account of Cause or because of the Grantee’s death, and (II) the denominator of which is thirty-six (36). The pro rata portion of the Performance Units that do not become vested as described above because of the termination of employment or service prior to the Service Date shall be forfeited as of the date on which the Grantee’s employment or service with the Employer has terminated and the Grantee shall not have any rights with respect to the vesting or the distribution of the portion of the Performance Units that have become forfeited. Any portion of the Performance Units that were not earned as of the Certification Date were forfeited as of the Certification Date and the Grantee shall not have any rights with respect to the vesting or the distribution of the portion of the Performance Units that did not become earned.

(d) If at any time prior to the Establishment Date, but while the Grantee is employed by, or providing service to, the Employer, a Change of Control (as defined below) occurs, then the Performance Units shall be considered earned at the Target Level as of the date of the Change of Control (the “Change of Control Date”), and the Grantee shall become fully vested in such Performance Units as of the Change of Control Date. If at any time on or after the Establishment Date and prior to the Certification Date, but while the Grantee is employed by, or providing service to, the Employer, a Change of Control occurs, then the Performance Units shall be considered earned at the maximum level established under the 2011 Performance Goals as of the Change of Control Date, and the Grantee shall become fully vested in such Performance Units as of the Change of Control Date. For purposes of this Grant, the term “Change of Control” shall mean as such term is defined in the Plan, except that a Change of Control shall not be deemed to have occurred for purposes of this Grant unless the event constituting the Change of Control constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations.

(e) If at any time after the Certification Date, but prior to the Service Date, while the Grantee is employed by, or providing service to, the Employer, a Change of Control occurs, then the Performance Units which were earned as of the Certification Date based on the level of achievement of the 2011 Performance Goals as certified by the Committee shall become fully vested as of the Change of Control Date. Any portion of the Performance Units that were not earned as of the Certification Date were forfeited as of the Certification Date and the Grantee shall not have any rights with respect to the vesting or the distribution of the portion of the Performance Units that did not become earned.

(f) If at any time prior to the earlier of the Service Date or a Change of Control, the Grantee’s employment or service with the Employer is terminated by the Employer on account of Cause or by the Grantee for any reason or no reason, all of the Performance Units subject to this Grant, whether or not earned, shall be immediately forfeited and the Grantee shall not have any rights with respect to the distribution of any portion of the Performance Units, irrespective of the level of achievement of the 2011 Performance Goals.

4. Time and Form of Payment with Respect to Performance Units. The Grantee shall receive a distribution with respect to the Performance Units earned and vested as described in Paragraph 3 above within thirty (30) days following the earlier of (a) the Service Date, or (b) the Change of Control Date. The Performance Units will be distributed in shares of Company Stock, with each Performance Unit earned and vested equivalent to one share of Company Stock. Any Performance Units not earned because of the failure to attain the 2011 Performance Goals or because of the failure to satisfy the service vesting condition are forfeited as described in Paragraph 3 above.

5. Dividend Equivalents. With respect to any Performance Units that have become earned based on the level of achievement of the 2011 Performance Goals as certified by the Committee on the Certification Date, for the period between (a) January 1, 2012 and (b) the earlier of (x) the Service Date or (y) the Change of Control Date, if any dividends are declared with respect to the shares of Company Stock, the Company shall credit to a dividend equivalent account (the “Dividend Equivalent Account”) the value of the dividends that would have been distributed if the earned Performance Units credited to the Grantee’s Performance Unit Account at the time of the declaration of the dividend were shares of Company Stock. At the same time that the Performance Units are converted to shares of Company Stock and distributed to the Grantee as set forth in Paragraph 4, the Company shall pay to the Grantee a lump sum cash payment equal to the value of the dividends credited to the Grantee’s Dividend Equivalent Account; provided, however, that any dividends that were credited to the Grantee’s Dividend Equivalent Account that are attributable to Performance Units that have been forfeited as provided in Paragraph 3 above shall be forfeited and not payable to the Grantee. No interest shall accrue on any dividend equivalents credited to the Grantee’s Dividend Equivalent Account.

6. Change of Control. Except as set forth above, the provisions set forth in the Plan applicable to a Change of Control shall apply to the Performance Units, and, in the event of a

Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan and is consistent with the requirements of section 409A of the Code and this Grant.

7. Acknowledgment by Grantee. By accepting this Grant, the Grantee acknowledges that with respect to any right to distribution and payment pursuant to this Grant, the Grantee is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Grantee hereby covenants for himself or herself, and anyone at any time claiming through or under the Grantee, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Grantee also hereby agrees to be bound by the terms and conditions of the Plan and this Grant. The Grantee further agrees to be bound by the determinations and decisions of the Committee with respect to this Grant and the Plan and the Grantee’s rights to benefits under this Grant and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under this Grant and the Plan on behalf of the Grantee.

8. Restrictions on Issuance or Transfer of Shares of Company Stock.

(a) The obligation of the Company to deliver shares of Company Stock on the distribution date with respect to the earned Performance Units in which the Grantee has become vested shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares of Company Stock and the payment of cash to the Grantee pursuant to this Grant is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b) As a condition to the receipt of any shares of Company Stock upon distribution of the earned and vested Performance Units, the Grantee agrees to be bound by the Company’s policies, including, but not limited to, the Company’s Insider Trading Policy, regarding the limitations on the transfer of such shares, and understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares.

9. Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Grant and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Grant, capitalized terms used in this Grant shall have the meanings set forth in the Plan. This Grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Grantee’s acceptance of this Grant is the Grantee’s agreement to be bound by the interpretations and decisions of the Committee with respect to this Grant and the Plan.

10. No Rights as Stockholder. The Grantee shall not have any rights as a stockholder of the Company, including the right to any cash dividends (except as provided in Paragraph 5), or the right to vote, with respect to any Performance Units.

11. No Rights to Continued Employment or Service. This Grant shall not confer upon the Grantee any right to be retained in the employment or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

12. Confidential Information, Non-Competition and Non-Solicitation. The Grantee reaffirms and acknowledges the Grantee’s obligations under the Nondisclosure and Noncompete Agreement for Management Employees.

13. Assignment and Transfers. No Performance Units or dividend equivalents awarded to the Grantee under this Grant may be transferred, assigned, pledged, or encumbered by the Grantee and the Performance Units and dividend equivalents shall be distributed during the lifetime of the Grantee only for the benefit of the Grantee. Any attempt to transfer, assign, pledge, or encumber the Performance Units or dividend equivalents under this Grant by the Grantee shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Grant may be assigned by the Company without the Grantee’s consent.

14. Withholding. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant, vesting and distribution of the Performance Units and dividend equivalents. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the distribution of shares of Company Stock pursuant to the Performance Units that are earned by the Grantee under this Grant by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Notwithstanding anything to the contrary herein or the Plan, until the Grantee has satisfied the Employer’s withholding obligation with respect to the shares of Company Stock as described in this Paragraph 14, the Grantee shall not have any rights to sell or transfer any shares of Company Stock that have been distributed to the Grantee pursuant to Paragraph 4.

15. Effect on Other Benefits. The value of shares of Company Stock and dividend equivalents distributed with respect to the Performance Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company or the Employer. Neither shall such value be considered part of the Grantee’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

16. Applicable Law. The validity, construction, interpretation and effect of this Grant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

17. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll records of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

18. Section 409A of the Code. This Grant is intended to comply with the requirements of section 409A of the Code and shall be interpreted and administered to avoid any penalty sanctions under section 409A of the Code. If any distribution or payment cannot be provided or made at the time specified herein, then such distribution or payment shall be provided in full at the earliest time thereafter when such sanctions cannot be imposed. In no event may the Grantee, directly or indirectly, designate the calendar year of distribution or payment.

19. Contents of Agreement; Amendment. This Grant agreement, including the 2011 Performance Goals to be set forth on Exhibit A on the Establishment Date, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the parties hereto. Any such written amendment must be approved by the Committee to be effective against the Company. In addition, the terms set forth herein as it relates to the ability for the Grantee to earn and become vested in the Performance Units and dividend equivalents shall control with respect to the Grantee’s rights with respect to the Performance Units and corresponding dividend equivalents, and any contrary provision set forth in any agreement (whether oral or written) between the Grantee and the Employer, including, but not limited, the Grantee’s Employment Agreement, if any, that relates to the earning and/or vesting of equity rights shall not apply to this Grant.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Witness:	NUTRISYSTEM, INC.

Name: Kathleen Simone	Name: David Clark
Title: SVP, Finance & Controller	Title: Chief Financial Officer

I hereby accept the grant of Performance Units described in this Grant, and I agree to be bound by the terms of the Plan and this Grant. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee: Name

EXHIBIT A

2011 PERFORMANCE GOALS

The 2011 Performance Goals shall be set forth on this Exhibit A at the time they are established by the Committee as described in the Grant agreement.

A Grantee can earn in a multiple or fraction of the Grantee’s Target Award based on the level of achievement of the 2011 Performance Goals for the Performance Period.

•	Maximum: 200% of Target Award based on achievement of a maximum performance goal.

•	Target: 100% of Target Award based on achievement of a target performance goal.

•	Threshold: 50% of Target Award based on achievement of a threshold performance goal.

•	No Performance Units will be earned if the achievement is below the Threshold, and no additional Performance Units will be earned if the achievement is greater than the Maximum.

•	Interpolation will occur with respect to achievement between the Threshold and Target, and between the Target and Maximum

Notwithstanding the level of achievement of the 2011 Performance Goals, the Committee retains negative discretion to reduce or eliminate Performance Unit amounts pursuant to this Grant